Exhibit 10.1

SALE OF GOODS AGREEMENT

This SALE OF GOODS AGREEMENT (this “Agreement”), dated as of December 13, 2018, is entered into by and between Bionik Inc., a Massachusetts corporation (“Seller”), and CHC Management Services, LLC, a Missouri Limited Liability Company on behalf of the Facilities set forth on Exhibit A (“Buyer”, and together with Seller, the “Parties”, and sometimes each, a “Party”).

Recitals

WHEREAS, Seller is in the business of selling upper limb rehabilitation robots under the brand-name “InMotion”;

WHEREAS, Buyer is in the business of owning and operating rehabilitation clinics and hospitals; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Goods (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Capitalized terms not otherwise defined herein have the meanings set forth or referred to in this ARTICLE I.

“Affiliate” means, with respect to any specified Person, any other Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person. For purposes of this Agreement, none of the following Persons shall be considered an “Affiliate” of Kindred Hospital Rehabilitation Services or any of its Affiliates: (i) Kentucky Homecare Parent Inc. or any of its subsidiaries, (ii) TPG Global, LLC or any of its Affiliates or any of their respective sponsored or managed investment funds, accounts or other investment vehicles, (iii) WCAS XII Associates LLC or its Affiliates or any of their respective sponsored or managed investment funds, accounts or other investment vehicles, and (iv) any portfolio company of any Person referenced in clauses (ii) or (iii) (other than Kindred Healthcare, LLC and its subsidiaries), and no provision herein shall be binding on any Person referenced in the foregoing clauses (i) to (iv).

“Basic Purchase Order Terms” means, collectively, any one or more of the following terms specified by Buyer in a Purchase Order pursuant to Section 4.01: (a) a list of the Goods to be purchased, including make/model number and SKU; (b) the quantity of each of the Goods ordered; (c) the requested delivery date; (d) the per unit and aggregate Price for the Goods to be purchased; (e) the billing address; and (f) the Delivery Location. For the avoidance of doubt, the term “Basic Purchase Order Terms” does not include any general terms or conditions of any Purchase Order.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the Commonwealth of Massachusetts are authorized or required by Law to be closed for business.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Defective” means not conforming to the limited warranties in Section 13.01.

“Defective Goods” means goods shipped by Seller to Buyer pursuant to this Agreement that are Defective.

“Delivery Location” means the street address specified in the applicable Purchase Order.

“Facilities” means all inpatient rehabilitation hospitals and similar facilities listed on Exhibit A as well as that may be owned, managed and/or operated by Buyer or another Affiliate of Buyer subsequent to the date hereof, and Exhibit A shall be deemed amended from time to time to include any such additional facilities.

“Goods” means the goods set forth on Exhibit B.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

“Individual Transaction” means any Purchase Order that has been deemed accepted by Seller pursuant to Section 4.01.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (i) Patents; (ii) Trademarks; (iii) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites, and URLs; (iv) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (v) Trade Secrets; (vi) semiconductor chips, mask works, and the like; and (vii) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Lead Time” means the time period between delivery of a Purchase Order to Seller and the earliest date the Goods to be delivered thereunder is available for shipment to Seller pursuant to the Purchase Order and this Agreement.

“Nonconforming Goods” means any goods received by Buyer from Seller pursuant to a Purchase Order that do not conform to the Goods. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Purchase Order” means Buyer’s purchase order issued to Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned or licensed by Seller.

“Specifications” means the specifications for the Goods attached hereto as Exhibit B.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names, and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information, and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“Warranty Period” has the meaning set forth in Section 13.01.

ARTICLE II

Agreement to Purchase and Sell Goods

Section 2.01       Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Seller shall, on a non-exclusive basis (as limited pursuant to the last sentence of this Section 2.01), sell to Buyer, and Buyer shall purchase from Seller, the Goods. In furtherance of the foregoing, (a) during the Term (as defined below), Buyer, on behalf of itself and its Affiliates and Facilities, shall purchase its and their requirements for robotic rehabilitation equipment to include a minimum of one (1) unit of Goods for each Facility, during the Term. In furtherance of the foregoing, as of the date of this agreement, Buyer has nineteen (19) Facilities to purchase at this time, all of which are listed on Exhibit A, and two (2) facilities expected to commence operations by June 2019, and accordingly Buyer shall purchase a minimum of no less than twenty-one (21) units of Goods in the aggregate. Furthermore, this agreement shall also include the purchase of a minimum of one InMotion robot for each new Kindred Inpatient Rehabilitation Hospital opened during the term, with pricing as set in Exhibit C. Seller shall not sell Goods or any substantially similar goods to inpatient rehabilitation facilities, outpatient therapy clinics and acute care hospitals (a) located within a 20 miles radius of: 1) Indianapolis, Indiana; 2) the Dallas/Fort Worth, Texas Metroplex Area (but specifically excluding from such restrictions facilities located in Allen, Texas); 3) Austin, Texas (but specifically excluding from such restriction facilities located in Round Rock, TX); 4) the St. Louis, Missouri Metropolitan area; or 5) the Cleveland, Ohio Metropolitan area and (b) owned or managed by Encompass healthcare facilities in the Commonwealth of Pennsylvania, in either case for a period of one year following the date of this Agreement.

ARTICLE III

Terms of Agreement Prevail Over Buyer’s Purchase Order

Section 3.01        This Agreement is expressly limited to the terms of this Agreement and the Basic Purchase Order Terms contained in the applicable Purchase Order. The terms of this Agreement prevail over any terms or conditions contained in any other documentation and expressly exclude any of Buyer’s general terms and conditions contained in any Purchase Order or other document issued by Buyer. In the event of any conflict between the terms of this Agreement and the terms of any Purchase Order or any other document issued by Buyer, the terms of this Agreement prevail.

ARTICLE IV

Order Procedure

Section 4.01        Purchase Orders. Upon Buyer’s request, Seller shall: 1) notify Buyer of installation requirements; and 2) provide an estimated delivery date for the Goods ordered prior to initiating Purchase Orders. Buyer shall initiate all Purchase Orders in written form via facsimile, e-mail, or US mail, and cause all Purchase Orders to contain the Basic Purchase Order Terms. By placing a Purchase Order, Buyer makes an offer to purchase the Goods pursuant to the terms and conditions of this Agreement, including the Basic Purchase Order Terms, and on no other terms. Except with respect to the Basic Purchase Order Terms, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect. Each Purchase Order submitted by Buyer in accordance with this Agreement shall be considered binding and accepted by Buyer. Notwithstanding anything to the contrary in a Purchase Order or this Agreement, the minimum Lead Time shall be twenty one (21) days.

ARTICLE V

Shipment and Delivery

Section 5.01       Shipment and Delivery. Unless expressly agreed to by the Parties in writing, Seller shall select the method of shipment of, and the carrier for, the Goods to the Delivery Location. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Buyer. If Seller makes partial shipments of Goods to Buyer, Buyer shall pay for the Purchase Order upon receipt of all Goods identified in the Purchase Order. All prices are FOB origin, freight prepaid and charged back.

Section 5.02        Late Delivery. Any time quoted by Seller for delivery is an estimate only. Seller is not liable for or in respect of any loss or damage arising from any delay in filling any order, failure to deliver or delay in delivery. Except as provided in Section 16.16, unreasonable delay in the shipment or delivery of any Goods relieves Buyer of its obligations under this Agreement, including without limitation accepting delivery of any remaining installment(s) of Goods.

Section 5.03        Title. Title to Goods ordered under any Individual Transaction in 2018 passes to Buyer upon shipment of such goods, and under any individual Transaction in 2019 and beyond passes to Buyer upon delivery of such Goods to the Delivery Location.

Section 5.04        Risk of Loss. Risk of loss to all Goods ordered under any Purchase Order passes to Buyer (a) with respect to Goods relating to Purchase Orders in 2018, upon Seller’s tender of such units to the carrier for further delivery to the Delivery Location and (b) for all other Purchase Orders upon Buyer’s receipt of such units at Delivery Location.

Section 5.05       Packaging and Labeling. Seller shall properly pack, mark, and ship Goods and provide Buyer with shipment documentation showing the Purchase Order number, Seller’s identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Seller’s name, the bill of lading number, and the country of origin.

Section 5.06        Inspection. Buyer shall inspect the Goods within five (5) Business Days of installation (“Inspection Period”) of the Goods and either accept or, if such Goods are Nonconforming Goods, reject such Goods. Buyer will be deemed to have accepted the Goods unless it notifies Seller in writing of any Nonconforming Goods during the Inspection Period and furnishes such written evidence or other documentation as reasonably required by Seller. If Buyer timely notifies Seller of any Nonconforming Goods, Seller shall determine, in its reasonable discretion, whether the Goods are Nonconforming Goods. If Seller determines that the Goods are Nonconforming Goods, it shall (i) replace such Nonconforming Goods with conforming Goods, or (ii) refund the Price for such Nonconforming Goods, together with all shipping and handling expenses incurred by Buyer in connection therewith. Buyer shall ship, at Seller’s expense and risk of loss, the Nonconforming Goods to Seller’s facility as provided by Seller. If Seller exercises its option to replace Nonconforming Goods, Seller shall, after receiving Buyer’s shipment of Nonconforming Goods, ship to Buyer, at Seller’s expense, the replaced Goods to the Delivery Location.

BUYER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN THIS SECTION 5.06 ARE BUYER’S EXCLUSIVE REMEDIES FOR THE DELIVERY OF NONCONFORMING GOODS, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 13.03 WITH RESPECT TO ANY NONCONFORMING GOODS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER THIS SECTION 5.06.

Section 5.07        Limited Right of Return. Except as provided under Section 5.06 and Section 13.03, Buyer has no right to return Goods purchased under this Agreement to Seller.

ARTICLE VI

PROJECT MANAGER; ADDITIONAL DELIVERIES AND SERVICES

Section 6.01       Project Manager. Seller shall promptly designate a Project Manager (who may be replaced from time to time by Seller upon notice to Buyer) who shall have the required skills and capabilities to adequately perform the role, and shall be fully authorized to make decisions and otherwise deal with Buyer in an effective and timely manner in respect of all matters under this Agreement. The Project Manager shall: (a) be responsible for co-coordinating with Buyer the site preparation, delivery, and installation of the Goods and provision of the related services; (b) oversee the various stages of the delivery and installation of the Goods to ensure their effective and timely delivery; (c) ensure that Seller’s obligations are completed in an efficient and timely manner; and (d) be reasonably available to Buyer by telephone and electronic communication during normal business hours, including, without limitation, responding to requests, queries, and complaints from Buyer.

Section 6.02        Manuals, Bulletins, and Documentation.

(a)          The following materials shall be provided at no charge to Buyer and shipped with the Goods for each Purchase Order, unless otherwise specified in this Agreement: (i) 1 complete set of operator/user manuals and any other printed media available for user education, and the operator/user manual will include troubleshooting guides and preventative maintenance procedures; (ii) parts lists, pricing lists or schedules, as applicable; and (iii) installation procedures and/or special test tools and/or components related to installation. Buyer shall be notified of installation requirements before the Goods are shipped.

(b)          Seller shall, on a timely basis, forward to Buyer: (i) any service bulletins, user bulletins, or similar type of or related bulletin including, but not limited to, on-line technical resources that relate to the Goods; and (ii) updates to the manuals/materials referred to in this provision; provided that the Goods is still being used or Buyer still requires the Goods, at no additional cost to Buyer.

(c)          Seller shall, on a timely basis, forward to Buyer: (i) any service bulletins, user bulletins, or similar type of or related bulletin including, but not limited to, on-line technical resources that relate to the Goods; and (ii) updates to the manuals/materials referred to in this provision; provided that the Goods is still being used or Buyer still requires the Goods, at no additional cost to Buyer.

The materials mentioned in this Section 6.02 will be provided upon completion of the training of a designated and qualified person affiliated with or retained by Buyer by a Seller certified technician. Seller shall complete, on Buyer’s behalf and at no additional charge to Buyer, all documentation required by Governmental Authorities in connection with the purchase of the Goods hereunder that must be provided by Seller.

Section 6.03        Training. Seller shall provide to Buyer the training specified in Exhibit B. Training may be provided directly by Seller’s personnel and/or any third party retained by Seller to provide such training, provided that applicable Seller obligations, included but not limited to, confidentiality are passed on to such third party. The cost of all of the training, including travel and accommodation for Buyer’s personnel to attend such training course(s) at Seller’s facilities, if necessary, shall be borne by Buyer, except as specifically provided in Exhibit B. After the training has been completed, Buyer reserves the right to request, at Buyer’s expense, additional follow-up training as reasonably required, and technical and consultative support which shall include support for and assistance with the resolution of any problem or difficulty with the operations of the Goods.

Section 6.04        Service Support/Replacement Parts.

(a)          Seller shall: (i) ensure that full service support and parts are available for a period of five (5) years following the last date of production of the Goods and its accessories; (ii) provide full access to telephone technical support, at no charge to Buyer, provided that the Goods remains in use by Buyer; and (iii) without limiting the generality of clause (i) above, provide Buyer with a one (1) year written notification prior to the Goods parts no longer being available, and failing such notification, Seller shall provide Buyer sufficient notice to ensure that Buyer may purchase the parts that are no longer available.

(b)          Seller shall deliver satisfactory new replacement parts within five (5) Business Days from the time of order placement, or if requested by Buyer, Seller shall deliver rush-order replacement parts within two (2) Business Days. All replacement parts must be OEM specified or as otherwise agreed to in writing and documentation to that effect shall be provided to Buyer when the parts are delivered or within 30 Days of delivery.

(c)          Seller shall supply and deliver spare parts to Buyer, at Seller’s own expense, where Buyer makes a request for such spare parts within the Warranty Period as provided in this Agreement. The cost of parts and preventive maintenance kits outside such Warranty Period shall be at Seller’s list price, and the cost of any part and labor outside such Warranty Period shall be invoiced through a new Purchase Order. Buyer shall not be entitled to use for, or attach spare parts to, the Goods, if not obtained from Seller; any such use or attachment of such spare parts shall invalidate the warranties set out in this Agreement or any other warranty provided by Seller.

ARTICLE VII

Price and Payment

Section 7.01        Price. Buyer shall purchase the Goods from Seller at the applicable prices set forth on Exhibit C (“Prices”).

Section 7.02       Shipping Charges, Insurance, and Taxes. Buyer shall pay for, and shall hold Seller harmless from, all shipping charges and insurance costs. In addition, all Prices are exclusive of, and Buyer is solely responsible for, and shall pay, and shall hold Seller harmless from, all taxes, with respect to, or measured by, the manufacture, sale, shipment, use or Price of the Goods (including interest and penalties thereon); provided, however, that Buyer shall not be responsible for any taxes imposed on, or with respect to, Seller’s income, revenues, gross receipts, personnel or real or personal property or other assets.

Section 7.03       Payment Terms. Seller shall issue a monthly invoice for each Individual Transaction entered into during the applicable monthly period. Buyer shall pay all invoiced amounts due to Seller within sixty (60) days from the delivery date of the Goods, except for any amounts disputed by Buyer in good faith. Buyer shall make all payments in US dollars by check or wire transfer.

Section 7.04       Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with a reasonably detailed description of the dispute) within ten (10) Business Days from the date of delivery of the Goods. Buyer will be deemed to have accepted all invoices for which Seller does not receive timely notification of disputes, and shall pay all undisputed amounts due under such invoices within the period set forth in Section 7.03. The Parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Buyer shall continue performing its obligations under this Agreement during any such dispute, including, without limitation, Buyer’s obligation to pay all due and undisputed invoice amounts.

Section 7.05       Late Payments. Except for invoiced payments that Buyer has successfully disputed, Buyer shall pay interest on all late payments, at the lesser of the annual interest rate of eight percent (8%) or the highest rate permissible under applicable Law. In addition to all other remedies available under this Agreement or at Law (which Seller does not waive by the exercise of any rights under this Agreement), if Buyer fails to pay any amounts when due under this Agreement, Seller may (a) suspend the delivery of any Goods, (b) reject Buyer’s Purchase Orders, (c) cancel accepted Purchase Orders or (d) terminate this Agreement pursuant to the terms of Section 10.02.

ARTICLE VIII

Compliance with Laws

Section 8.01   General Compliance With Laws. Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer’s performance of its obligations hereunder and Buyer’s use or sale of the Goods.

ARTICLE IX

Intellectual Property Rights

Section 9.01        Ownership. Buyer acknowledges and agrees that:

(a)          any and all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors;

(b)          Buyer shall not acquire any ownership interest in any of Seller’s Intellectual Property Rights under this Agreement;

(c)          any goodwill derived from the use by Buyer of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be; and

(d)          if Buyer acquires any Intellectual Property Rights, rights in or relating to any Goods (including any rights in any Trademarks, derivative works, or patent improvements relating thereto) by operation of Law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Seller or its licensors, as the case may be, without further action by either of the Parties; and

(d)          Buyer shall use Seller’s Intellectual Property Rights solely for purposes of using the Goods under this Agreement and only in accordance with this Agreement and the instructions of Seller.

Section 9.02        Prohibited Acts. Buyer shall not:

(a)          take any action that might interfere with any of Seller’s rights in or to Seller’s Intellectual Property Rights, including Seller’s ownership or exercise thereof;

(b)          challenge any right, title, or interest of Seller in or to Seller’s Intellectual Property Rights;

(c)          make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights;

(d)          register or apply for registrations, anywhere in the world, for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademarks or that incorporates Seller’s Trademarks in whole or in confusingly similar part;

(e)          use any mark, anywhere that is confusingly similar to Seller’s Trademarks in whole or in confusingly similar part;

(f)           engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Goods or any Seller’s Trademarks;

(g)          misappropriate any of Seller’s Trademarks for use as a domain name without prior written consent from Seller; or

(h)          alter, obscure or remove any Seller’s Trademarks, or Trademark or copyright notices or any other proprietary rights notices placed on the Goods, marketing materials or other materials that Seller may provide.

ARTICLE X

Term; Termination

Section 10.01      Term. The initial term of this Agreement commences on the Effective Date and continues until December 31, 2022 (“Term”); provided that both Parties may elect, upon no less than thirty (30) days advance written mutual agreement prior to the end of a Term, to extend the Term for additional successive one (1) year terms (in which case, “Term” shall mean as so extended).

Section 10.02      Seller’s Right to Terminate.  Seller may terminate this Agreement upon written notice to Buyer:

(a)          if Buyer fails to pay any amount when due under this Agreement (“Payment Failure”) and such failure continues for ten (10) days after Buyer’s receipt of written notice of nonpayment;

(b)          if within any twelve (12) month period, two (2) or more Payment Failures occur;

(c)          if Buyer breaches any material provision of this Agreement or any Individual Transaction (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within thirty (30) days after Buyer’s receipt of written notice of such breach; or

(d)          if Buyer (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Section 10.03      Buyer’s Right to Terminate.  Buyer may terminate this Agreement upon written notice to Seller:

(a)          if Seller breaches any material provision of this Agreement or any Individual Transaction and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within thirty (30) days after Seller’s receipt of written notice of such breach;

(b)          if Seller (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(c)          in the event of a Force Majeure Event affecting the Seller’s performance of this Agreement for more than ninety (90) consecutive days.

Section 10.04      Effect of Termination.

(a)          Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i)              come into effect upon or after expiration or termination of this Agreement; or

(ii)             otherwise survive the expiration or earlier termination of this Agreement in accordance with its terms or were incurred by the Parties prior to such expiration or earlier termination.

(b)          Any notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Goods to Buyer that are scheduled to be made subsequent to the effective date of termination, provided, however if requested by Buyer, Seller shall deliver any Goods that are the subject of an executed Purchase Order at the time of cancellation and provided further that full payment for such Goods are made in advance of delivery. With respect to any Goods that are still in transit upon termination of this Agreement, Seller may require, in its sole and absolute discretion, that all sales and deliveries of such Goods be made on either a cash-only or certified check basis.

(c)          Upon the expiration or earlier termination of this Agreement, Buyer shall promptly:

(i)              return to Seller all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Seller’s Confidential Information;

(ii)             permanently erase all of Seller’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Buyer shall destroy any such copies upon the normal expiration of its backup files; and

(iii)            certify in writing to Seller that it has complied with the requirements of this clause.

(d)         Subject to Section 10.04(a), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies or defenses under this Agreement, at law, in equity, or otherwise.

ARTICLE XI

Confidentiality

Section 11.01     Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, Forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a)          is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this ARTICLE XI by the Receiving Party or any of its Representatives;

(b)          is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)          was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d)          was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e)          is required to be disclosed pursuant to applicable Law, including but not limited to the disclosure requirements under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, or the rules of any stock exchange.

(f)           is contained in or is a part of any manual, bulletin, or documentation set forth in section 6.02 of this Agreement.

Section 11.02      Protection of Confidential Information. The Receiving Party shall, during the Term and for three (3) years from the expiration or earlier termination of this Agreement:

(a)          protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)          not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)          not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this ARTICLE XI caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to Section 10.04(c), promptly return all Confidential Information and copies thereof that it has received under this Agreement. This Article XI shall survive the expiration or early termination of this Agreement.

ARTICLE XII

Representations and Warranties

Section 12.01      Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

(a)          CHC Management Services, LLC is a limited liability company it is a duly organized, validly existing, and in good standing in the jurisdiction of its incorporation/organization/formation;

(b)          it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)          it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d)          the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Buyer;

(e)          when executed and delivered by each of Seller and Buyer, this Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(f)           it is in compliance with all applicable Laws relating to this Agreement, the Goods and the operation of its business and this Agreement does not and will not violate any Law relating to antitrust or anticompetitive behavior or business practices;

(g)          as of the date hereof, it is not insolvent and has met its obligations in the ordinary course of business; and

(h)          all financial information that it has provided to Seller is true and accurate in all material respects and fairly represents Buyer’s financial condition.

Section 12.02      Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

(a)          it is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation;

(b)          it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)          it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d)          the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Seller; and

(e)          when executed and delivered by each of Buyer and Seller, this Agreement will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(f)           it is in compliance with all applicable Laws relating to this Agreement, the Goods and the operation of its business (except that Seller does not represent or warrant as to any Law relating to antitrust or anticompetitive behavior or business practices);

(g)          as of the date hereof, it is not insolvent and has met its obligations in the ordinary course of business; and

(h)          all financial information that it has provided to Buyer is true and accurate in all material respects and fairly represents Buyer’s financial condition.

ARTICLE XIII

Product Warranties

Section 13.01      Limited Warranty. Seller warrants to Buyer that:

(a)          no Goods will be Nonconforming Goods.

(b)          for a period of twelve (12) months (or sixty (60) months in the event of Buyer purchasing an extended warranty pursuant to Exhibit B) from the date of shipment of the Goods (the “Warranty Period”), that such Goods will conform to the Specifications and will be free from significant defects in material and workmanship; and

(c)          Buyer will receive good and valid title to the Goods, free and clear of all encumbrances and liens of any kind. Neither the Goods nor Buyer’s use of them including, but not limited to Intellectual Property Rights, infringe upon any trade secret, patent, trademark, copyright or other intellectual property or proprietary right of any third party.

(d)          As of the date of shipment by Seller, the Goods are in accordance with the specifications and indications described in the labeling, and have been properly manufactured, processed and labeled.

Section 13.02      Warranty Limitations. The warranties under Section 13.01 (b) and the second sentence of Section 13.01(c) do not apply where the Goods are Defective Goods as a result of having:

(a)          been subjected to abuse, misuse, neglect, negligence, improper testing, improper installation (but only if installation was not by Seller or its authorized Representative), improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Seller;

(b)          been reconstructed, repaired or altered by Persons other than Seller or its authorized Representative; or

(c)          been used with any Third-Party Product, hardware or product that has not been previously approved in writing by Seller.

Section 13.03     Buyer’s Exclusive Remedy for Defective Goods. Notwithstanding any other provision of this Agreement, this Section 13.03 contains Buyer’s sole and exclusive remedy and warranty for Defective Goods. Buyer’s remedy under this Section 13.03 is conditioned upon Buyer’s compliance with its obligations under Section 13.03(a) and Section 13.03(b) below. During the Warranty Period, with respect to any allegedly Defective Goods:

(a)          Buyer shall notify Seller, in writing, of any alleged claim or defect within a reasonable amount of time from the date Buyer discovers, or upon reasonable inspection should have discovered, such alleged claim or defect (but in any event before the expiration of the applicable Warranty Period);

(b)          Buyer shall ship, at Seller’s expense, such allegedly Defective Goods to Seller’s facility located at the address set forth in Section 16.03 below for inspection and testing by Seller;

(c)          If Seller’s inspection and testing reveals that such Goods are Defective and any such defect has not been caused or contributed to by any of the factors described under Section 13.02, Seller shall, at its expense (subject to Section 13.03(b) and Section 13.03(d)), (i) repair or replace such Defective Goods within a reasonable amount of time, or (ii) credit or refund the Price of such Defective Goods less any applicable discounts, rebates or credits within a reasonable amount of time;

(d)          Seller shall, after receiving Buyer’s shipment of such Defective Goods pursuant to Section 13.03(c)(1) above, ship to Buyer, at Seller’s expense, the repaired or replaced Goods.

Buyer has no right to return for repair, replacement, credit, or refund any Goods except as set forth in this Section 13.03 (or if otherwise applicable, Section 5.06). In no event shall Buyer reconstruct, alter, or replace any Goods, in whole or in part, either itself or by or through any third party.

Section 13.04      Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 13.01, SELLER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; OR (c) WARRANTY OF TITLE;; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

ARTICLE XIV

Limitation of Seller’s Liability

Section 14.01      NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, OR LIABILITY FOR THE BREACH OF ANY REPRESENTATIONS OR WARRANTIES IN ARTICLE XII, NEITHER PARTY NOR ITS REPRESENTATIVES IS LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 14.02        MAXIMUM LIABILITY. EXCEPT FOR LIABILITIES ARISING FROM CLAIMS BROUGHT OR THREATENED AGAINST BUYER OR ITS AFFILIATES BY THIRD-PARTIES WITH RESPECT TO THE GOODS, SELLER’S AGGREGATE LIABILITY TO BUYER ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER PURSUANT TO THIS AGREEMENT.

Section 14.03        ASSUMPTION OF RISK. SUBJECT TO THE EXPRESS COVENANTS AND LIMITATIONS IN THIS AGREEMENT, BUYER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY SELLER, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

ARTICLE XV

Insurance And Indemnification Obligations

Section 15.01        Insurance. During the Term and for a period of four (4) years thereafter, Seller shall, at its own expense, maintain and carry in full force and effect commercial general liability (including product liability) in a sum no less than $1,000,000 per occurrence and $3,000,000 in the aggregate with financially sound and reputable insurers, and upon the Buyer’s request, shall provide Buyer with a certificate of insurance evidencing the insurance coverage specified in this Section. Seller shall provide the Buyer with ten (10) Business Days’ advance written notice in the event of a cancellation or material change in such insurance policy.

Section 15.02        Insurance. During the Term and for a period of four (4) years thereafter, Buyer shall, at its own expense, maintain and carry in full force and effect commercial general liability in a sum no less than $1,000,000 per occurrence and $3,000,000 in the aggregate with financially sound and reputable insurers, and upon the Seller’s request, shall provide the Seller with a certificate of insurance evidencing the insurance coverage specified in this Section. Buyer shall provide Seller with ten (10) Business Days’ advance written notice in the event of a cancellation or material change in such insurance policy.

Section 15.03        Indemnification. Subject to Article XIV, each Party (as such, the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other Party and its shareholders, affiliates, officers, directors, employees, and agents for, from and against any claim, loss, liability, cost and expense (including, without limitation, costs of investigation and reasonable attorney’s fees), directly or indirectly relating to, resulting from or arising out of any breach of a representation, warranty or covenant or any action or failure to act arising out of this Agreement by the Indemnifying Party or its shareholders, Affiliates, Representatives, officers, directors, employees, and agents.

ARTICLE XVI

Miscellaneous

Section 16.01         Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 16.02         Entire Agreement.

Section 16.03         Subject to ARTICLE III, this Agreement, including all related exhibits, schedules, attachments and appendices, together with the Basic Purchase Order Terms, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 16.04         Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Buyer:	CHC Management Services, LLC 680 South 4th Street Louisville, KY 40202

Attention: General Counsel
Notice to Seller:	Bionik Inc.
80 Coolidge Hill Road Watertown, MA 02472
Attention: CEO

Section 16.05         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 16.06         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 16.07         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 16.08         Amendment and Modification. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing and signed by each Party.

Section 16.09         Waiver.  No waiver under this Agreement is effective unless it is in writing and signed by the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the Parties.

Section 16.10         Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise, subject to the limitations provided elsewhere in this Agreement.

Section 16.11         Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under ARTICLE XI would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy.

Section 16.12         Assignment. Either party may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of Seller’s assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

Section 16.13         Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

Section 16.14         No Third-Party Beneficiaries.  This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.15        Choice of Law. This Agreement, including all Individual Transaction documents and exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any other jurisdiction.

Section 16.16         Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all Individual Transaction Documents and exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all contemplated transactions in any forum other than the United States District Court for the Western District of Kentucky and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the United States District Court for the Western District of Kentucky. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 16.17          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING ANY INDIVIDUAL TRANSACTION DOCUMENTS OR EXHIBITS, SCHEDULES, ATTACHMENTS AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY INDIVIDUAL TRANSACTION DOCUMENTS, EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16.18          Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 16.19          Force Majeure. Any delay of failure of either Party to perform its obligations will be excused if it is caused by an extraordinary event or occurrence beyond the reasonable control and without the fault of negligence of such Party. Such causes shall include, without limitations: (a) acts of God; (b) storms, flood, fire, earthquake or explosion; (c) war, invasion, hostilities, terrorist threats or acts, riot of other civil unrest; (d) strikes, labor stoppages, or slowdowns or other industrial disturbances; and (e) national or regional emergency (each a “Force Majeure Event”).

Section 16.20          Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Buyer is an independent contractor pursuant to this Agreement. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

Section 16.21      No Public Announcements. Neither Party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the other Party or its business unless: (a) it has received the express written consent of the other Party; or (b) it is required to do so by Law or under the rules of any stock exchange or interdealer quotation system to which it is subject. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may be required to publicly disclose this Agreement and the terms thereof, pursuant to the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

[Remainder Of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIONIK INC.
By:__/s/ Eric Dusseux_________ Name: Eric Dusseux Title: CEO
CHC Management Services, LLC
By:__/s/ Russ Bailey__________ Name: Russ Bailey Title: COO/SVP Operations

Exhibit A

BuyER AFFILIATES

Existing

•	Texas Rehabilitation Hospital of Fort Worth, LLC
•	Texas Rehabilitation Hospital of Arlington, LLC
•	NHS-CHC I, LP dba Methodist Rehabilitation Hospital
•	CTRH, LLC dba Central Texas Rehabilitation Hospital
•	Mercy Rehabilitation Hospital, LLC dba Mercy Rehabilitation Hospital Oklahoma City
•	Baptist Memorial Rehabilitation Hospital, GP
•	Franciscan Specialty Care, LLC dba CHI Franciscan Rehabilitation Hospital
•	Dignity-Kindred Rehabilitation Hospital East Valley, LLC dba Dignity Health East Valley Rehabilitation Hospital
•	Mercy Rehabilitation Hospital, LLC dba Mercy Rehab Hospital of Des Moines
•	Mercy Rehab Hospital- Saint Louis, LLC
•	Mercy Rehab Hospital Springfield, LLC
•	Community Health Network Rehabilitation Hospital, LLC dba Community Health Rehab Hospital
•	Community Health Network Rehabilitation Hospital, LLC dba Community Health Rehab Hospital South
•	Avon RH, LLC dba University Hospital Avon Rehabilitation Hospital
•	Beachwood RH, LLC dba University Hospitals Rehabilitation Hospital
•	Rehabilitation Hospital of Wisconsin, LLC dba Rehab Hospital of Wisconsin
•	Madison Rehabilitation Hospital, LLC dba UW Health Rehabilitation Hospital
•	Lancaster Rehabilitation Hospital, LLP dba Lancaster Rehabilitation Hospital
•	St. Mary Rehabilitation Hospital, LLP dba St. Mary Rehabilitation Hospital

Exhibit B

Description of Goods and specifications

InMotion ARM Interactive Therapy System comprised of:

•	InMotion EVAL software establishes a baseline and measures progress
•	Treatment protocols and therapeutic exercise games software with progressively complex exercises allowing customized individual shoulder-elbow programs
•	Shoulder/elbow actuator
•	Patient workstation
•	Monitor and keyboard with touchpad
•	Printer

Crating and Shipping

Clinical Education (Initial/Basic)-One day onsite, one 2 hour webinar

Onsite Clinical Education by a Bionik certified therapist. Basic instruction on clinical implementation of InMotion Therapy System.

Four Year Extended Warranty (if purchased with equipment)

•	Parts (and related shipping expenses) needed to keep equipment functional
•	Remote technical support to assist with diagnosis/repair. Bionik requests contact with on-site Biomed technician
•	Factory diagnosis and repair where necessary as determined by Bionik
•	Onsite diagnosis and repair by Bionik technician where necessary as determined by Bionik.
•	Shipping of parts to/from Bionik in the event factory diagnosis and repair are required
•	Annual comprehensive maintenance visit to cover inspection, evaluation, cleaning and servicing of mechanical, electrical and software
•	Software upgrades released during the term of the extended warranty provided they are compatible with user’s equipment

Exhibit C

prices

1. In the event Buyer enters into a Purchase Order for eight (8) Goods being shipped on or before December 31, 2018 and an additional eleven (11) units of Goods on or before March 29, 2019, the Price therefore shall be $119,700 per unit.

2. In the event paragraph 1 above does not apply and Buyer enters into a Purchase Order on or before March 29, 2019 a minimum of nineteen (19) units of Goods, the Price therefore shall be $125,400 per unit.

3. It is expected that Buyer will open two additional sites in May or June 2019. For these sites, provided that units of Goods will be subject to a valid Purchase Order no later than August 31, 2019, the Price per unit therefore shall be the same as the Price of the units purchased pursuant to paragraphs 1 or 2 above, as applicable.

4. The Price of any units of Goods purchased during the Term that are not contemplated by and pursuant to the terms of paragraphs 1-3 above shall be the same as the Price of the units purchased pursuant to paragraph 3 above, or as otherwise determined by mutual agreement of the Parties.